Exhibit 99.1

GT NEXUS, INC.

Consolidated Financial Statements

December 31, 2014

(With Independent Auditors’ Report Thereon)

GT NEXUS, INC.

Independent Auditors’ Report

The Board of Directors and Stockholders

GT Nexus, Inc.:

We have audited the accompanying consolidated financial statements of GT Nexus, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GT Nexus, Inc. and its subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended, in accordance with U.S. generally accepted accounting principles.

/s/  KPMG LLP

San Francisco, California

June 25, 2015

GT NEXUS, INC.

Consolidated Balance Sheet

December 31, 2014

Assets

Current assets:
Cash and cash equivalents	$18,176,858
Accounts receivable, net allowance for doubtful accounts of $459,214	23,393,336
Prepaid expenses and other current assets	5,530,129

Total current assets	47,100,323

Property and equipment, net	7,449,950
Intangible assets, net	57,806,997
Goodwill	108,726,645
Deferred tax asset	410,545
Other assets	1,095,684

Total assets	$222,590,144

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,161,716
Accrued expenses and other liabilities	15,665,005
Capital lease obligations, current portion	1,405,671
Long-term debt, current portion	312,500
Deferred revenue, current portion	21,567,190

Total current liabilities	40,112,082

Capital lease obligations, net of current portion	1,607,635
Long-term debt, net of current portion	4,687,500
Deferred revenue, net of current portion	997,357
Deferred rent	1,020,831

Total liabilities	48,425,405

Commitments and contingencies (note 6)

Stockholders’ equity:
Series A convertible preferred stock, $0.01 par value; 23,125,000 shares authorized; 23,102,285 shares issued and outstanding at December 31, 2014 (aggregate liquidation preference of $103,229,956 at December 31, 2014)	231,023
Common stock, $0.01 par value; 150,000,000 shares authorized, 61,076,925 issued and outstanding at December 31, 2014	610,769
Treasury stock, 556,665 shares at December 31, 2014 at cost	(1,064,287)
Additional paid-in capital	350,311,173
Notes receivable from employees for issuance of equity	(1,144,772)
Accumulated deficit	(176,058,991)
Accumulated other comprehensive loss	(273,197)

Total GT Nexus, Inc. stockholders’ equity	172,611,718

Noncontrolling interest	1,553,021

Total stockholders’ equity	174,164,739

Total liabilities and stockholders’ equity	$222,590,144

See accompanying notes to consolidated financial statements.

GT NEXUS, INC.

Consolidated Statement of Operations

Year ended December 31, 2014

Revenues	$133,171,616
Cost of revenues	50,908,950

Gross profit	82,262,666

Operating expenses:
Research and development	32,014,248
Selling and marketing	34,890,238
General and administrative	25,754,782

Total operating expenses	92,659,268

Operating loss	(10,396,602)

Other (income) expense:
Interest income	(43,805)
Interest expense	209,190
Other expense, net	243,900

Total other (income) expense, net	409,285

Loss before provision (benefit) for income taxes	(10,805,887)

Provision (benefit) for income taxes	(1,466,049)

Net loss	(9,339,838)

Net income attributable to noncontrolling interest	705,026

Net loss attributable to GT Nexus, Inc.	$(10,044,864)

See accompanying notes to consolidated financial statements.

GT NEXUS, INC.

Consolidated Statement of Comprehensive Loss

Year ended December 31, 2014

Net loss	$(9,339,838)
Other comprehensive loss:
Foreign currency translation adjustments, net of tax	(109,045)

Comprehensive loss	$(9,448,883)

See accompanying notes to consolidated financial statements.

GT NEXUS, INC.

Consolidated Statement of Stockholders’ Equity

Year ended December 31, 2014

	GT Nexus Preferred stock		GT Nexus Common stock
	Shares	Amount	Shares	Amount
Balances, December 31, 2013	23,102,285	231,023	60,186,311	601,863

Exercise of common stock options	—	—	890,614	8,906
Notes receivable issued for common stock options exercised	—	—	—	—
Stock-based compensation expense	—	—	—	—
Repurchase of shares	—	—	—	—
Net (loss) income	—	—	—	—
Dividend paid to noncontrolling interest shareholders	—	—	—	—
Foreign currency translation adjustment	—	—	—	—

Balances, December 31, 2014	23,102,285	$231,023	61,076,925	$610,769

	Additional paid-in	Treasury stock		Notes receivable from employees for issuance	Accumulated	Noncontrolling	Other comprehensive	Total stockholders’
	capital	Shares	Amount	of equity	deficit	interest	loss	equity
Balances, December 31, 2013	343,529,782	(521,928)	(946,204)	—	(166,014,127)	1,239,992	(164,152)	178,478,177

Exercise of common stock options	2,061,658	—	—	—	—	—	—	2,070,564
Notes receivable issued for common stock options exercised	—	—	—	(1,144,772)	—	—	—	(1,144,772)
Stock-based compensation expense	4,719,733	—	—	—	—	—	—	4,719,733
Repurchase of shares	—	(34,737)	(118,083)	—	—	—	—	(118,083)
Net (loss) income	—	—	—	—	(10,044,864)	705,026	—	(9,339,838)
Dividend paid to noncontrolling interest shareholders	—	—	—	—	—	(391,997)	—	(391,997)
Foreign currency translation adjustment	—	—	—	—	—	—	(109,045)	(109,045)

Balances, December 31, 2014	350,311,173	(556,665)	$(1,064,287)	(1,144,772)	(176,058,991)	1,553,021	(273,197)	174,164,739

See accompanying notes to consolidated financial statements.

GT NEXUS, INC.

Consolidated Statement of Cash Flows

Year ended December 31, 2014

Cash flows from operating activities:
Net loss	$(9,339,838)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,211,925
Amortization of intangible assets	8,301,432
Stock-based compensation expense	4,719,733
Deferred income taxes	(410,545)
Changes in operating assets and liabilities:
Accounts receivable	(989,142)
Prepaid expenses and other current assets	(1,564,798)
Other assets	273,889
Accounts payable, accrued expenses and other liabilities	(2,135,001)
Deferred revenue	2,301,290

Net cash provided by operating activities	5,368,945

Cash flows from investing activities:
Acquisition of property and equipment	(2,533,214)

Net cash used in investing activities	(2,533,214)

Cash flows from financing activities:
Borrowings under term loan	5,000,000
Principal payments under capital leases	(1,442,606)
Repurchase of common stock	(118,083)
Dividend paid to noncontrolling interest shareholders	(391,997)
Proceeds from the exercise of common stock options	925,792

Net cash provided by financing activities	3,973,106

Effect of exchange rates on cash and cash equivalents	(109,045)

Net increase in cash and cash equivalents	6,699,792

Cash and cash equivalents, beginning of year	11,477,066

Cash and cash equivalents, end of year	$18,176,858

Supplemental disclosures of cash flow information:
Cash paid for interest	$189,190
Cash paid for income taxes	2,251,510

Supplemental disclosures of noncash investing and financing activities:
Addition of equipment under capital leases	$3,659,577
Cashless exercise of stock options for notes receivable	1,144,772

See accompanying notes to consolidated financial statements.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

(1)	Description of Business

(a)	Organization

GT Nexus, Inc. (the Company) is the product of a Merger transaction on April 5, 2013 between TradeCard, Inc. and GTNX, Inc. (formerly known as GT Nexus, Inc.). TradeCard, Inc. was merged into a wholly owned subsidiary of GT Nexus, Inc. in exchange for 52% of the fully diluted equity of the Company and GTNX, Inc. was merged into a separate wholly owned subsidiary of GT Nexus, Inc. in exchange for 48% of the fully diluted equity of the Company. The Company is headquartered in Oakland, California with offices in New York City, Germany, China, Hong Kong, Taiwan, Vietnam, India and Sri Lanka. The Company employs approximately 983 people and is one of the world’s largest cloud information utility platforms, providing financial and physical supply chain processes from a single source.

(b)	Significant Risks and Uncertainties

The Company operates in a dynamic industry and, accordingly, its operations can be affected by a variety of factors. Management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future consolidated financial position, results of operations, or cash flows: ability to obtain additional financing; advances and trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; market acceptance of the Company’s products and services; development of sales channels; loss of significant customers; litigation or claims against the Company; the hiring, training, and retention of key employees; and new product introductions by competitors.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts in the consolidated financial statements and accompanying notes. These estimates form the basis for judgments the Company makes about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. Generally accepted accounting principles in the United States of America require the Company to make estimates and judgments in several areas, including those related to revenue recognition, recoverability of accounts receivable, provision for income taxes, fair value of acquired intangible assets and goodwill, impairment of goodwill and long-lived assets, and the determination of the fair value of stock-based awards. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ materially from those estimates.

(b)	Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries as well as the accounts for a variable interest entity for which the Company has concluded that it is the primary beneficiary. All intercompany balances and transactions have been eliminated.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

(c)	Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is the local currency, except for certain subsidiaries where the United States (U.S.) dollar is used as the functional currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of stockholders’ equity. For subsidiaries where U.S. dollar is used as the functional currency no translation is necessary. Foreign currency transaction gains and losses are included in net income (loss) for the period. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the consolidated balance sheets date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates.

(d)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents and accounts receivable. The Company deposits cash with high-credit-quality financial institutions, and at times the balances may exceed federally insured amounts. The Company mitigates its credit risk with respect to accounts receivable by performing ongoing credit evaluations and monitoring its customers’ accounts receivable balances. For the year ended December 31, 2014 no customer accounted for more than 10% of revenue and accounts receivable.

(e)	Fair Value of Financial Instruments

The Company determines the fair values of its assets and liabilities that are recognized or disclosed at fair value in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures. FASB ASC 820 establishes a framework for measuring fair value, and requires disclosure about fair value measurements in accordance with the hierarchy described below:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include items where the determination of fair value requires significant management judgment or estimation.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

The following tables present, for each of the fair value hierarchy levels required under ASC 820, the Company’s assets that are measured at fair value on a recurring basis at December 31, 2014.

	Fair value measurements using
	Quoted prices in active markets for identical assets Level 1	Significant other observable inputs Level 2	Significant other unobservable inputs Level 3
Investments in money market funds*	$4,576,337	—	—

*	Investments in money markets are reflected in cash and cash equivalents in the consolidated balance sheets.

The carrying amounts of cash equivalents, accounts receivable, prepaid expenses, accounts payable, and accrued expenses approximate fair value for all periods presented because of the short-term maturity of these assets and liabilities. Management believes the terms of debt and capital lease obligations reflect current market conditions and book value approximates fair value.

(f)	Cash and Cash Equivalents

Cash and cash equivalents include amounts held in banks and money market funds. The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

(g)	Accounts Receivable, Net

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for doubtful accounts monthly. Past-due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s allowance was $459,214 as of December 31, 2014. The Company does not have any off-balance-sheet credit exposure related to its customers.

(h)	Revenue Recognition

The Company earns subscription-based, professional services-based, transaction-based, and partner-based revenues.

The Company charges subscription and transaction fees to customers who utilize its hosted solution as well as fees for the provision of professional services. The Company’s solution is delivered through the cloud from the Company’s hosting facilities and customers do not have the contractual right to take possession of the related software.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

The Company commences revenue recognition when all of the following conditions are met:

•	Persuasive evidence of an arrangement exists;

•	Subscription or services have been delivered to the customer;

•	Collection of fees is reasonably assured; and

•	Fees are fixed or determinable.

If an agreement contains nonstandard acceptance or requires nonstandard performance criteria to be met, the Company defers revenues until these conditions are satisfied. Signed agreements are used as evidence of an arrangement. The Company assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. The Company’s arrangements are typically noncancelable in the initial term and have the right to terminate prior to renewal upon written notice by the customer.

The Company enters into multiple-element revenue arrangements in which a customer may purchase a combination of subscription, transactions, and professional services. The Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when it has stand-alone value and delivery of an undelivered element is both probable and within the Company’s control. When these criteria are not met, the delivered and undelivered elements are combined and the arrangement fees are allocated to this combined single unit. If the unit separation criteria are met, the Company accounts for each element within a multiple-element arrangement separately, and allocates fees from the arrangement based on the relative selling price of each element. The Company recognizes the revenue allocated to its subscriptions ratably over the contracted term of the subscription agreement, generally one to three years although terms can extend to as long as five years. Subscription terms commence on either the start date specified in the subscription arrangement or the date the customer’s module is provisioned. The customer’s module is provisioned when a customer is provided access to use the Company’s cloud-based application suite.

The majority of the Company’s professional services contracts are on a time and material basis and are not combined with subscription sales. Revenues are recognized as the services are rendered for these contracts. Unbilled receivables represent amounts for time worked, but not yet billed to clients. Unbilled receivables were $3,457,771 as of December 31, 2014. The Company also earns transaction revenues from certain of its customers, which are recognized as reported. These revenues result from fees charged for each successful transaction completed on the GT Nexus platform. When specified by its customers, the Company utilizes alliance partners to perform certain key services within their transaction. The Company’s alliance partners provide payment assurance and financing services and charge a fee for those services provided. These fees are collected by the Company and remitted to the appropriate alliance partner. The Company recognizes transaction revenues net of the fees collected on behalf of the alliance partners for services utilized.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

Out-of-pocket expenses reimbursed by customers are recorded as revenue and included in professional services. The Company excludes from revenue sales and other taxes collected on behalf of customers and remitted to governmental authorities.

(i)	Deferred Revenue

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription services described above and is recognized as the revenue recognition criteria are met. The Company generally invoices customers in annual or quarterly installments. Deferred revenue is influenced by several factors, the compounding effects of renewals, invoice duration and invoice timing. Long-term deferred revenue primarily consists of prepayments for subscription services, which will be recognized in periods later than December 31, 2015.

(j)	Cost of Revenues and Operating Expenses

Cost of revenues primarily consists of costs related to hosting the Company’s cloud-based application suite, providing customer support, data communications expenses, salaries and benefits of operations, professional services and support personnel, software license fees, allocated overhead, and property and equipment depreciation.

Sales commissions are expensed as incurred and included in selling and marketing expense in the consolidated statements of operations.

(k)	Property and Equipment, Net

Property and equipment are stated at cost.

Depreciation is calculated on the straight-line method based upon the estimated useful lives of the assets, which generally range from three to five years. Leasehold improvements are amortized over the shorter of estimated useful life of the improvements or lease term. Equipment held under capital leases is amortized on a straight-line basis over the shorter of the lease term or the asset’s useful life.

(l)	Advertising Costs

Advertising costs are expensed as incurred. Selling and marketing expense included advertising costs for the year ended December 31, 2014 of $727,040.

(m)	Internally Developed Software Costs

The Company accounts for its software development costs required to be capitalized under ASC 350-40, Internal Use Software. Accordingly, the Company capitalizes costs of computer software developed or obtained for internal use that are specifically identifiable, have determinable lives and relate to probable future economic benefits. No significant development projects occurred for the year ended December 31, 2014 that met the criteria for capitalization for software to be sold, leased or marketed. Additionally, costs associated with minor enhancements and maintenance are expensed as incurred. Capitalized computer software costs are included in property and equipment, net in the consolidated balance sheets.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

(n)	Research and Development Costs

Expenditures relating to the development of new products and processes and improvements to existing products, which are not considered capitalizable are expensed as incurred. These expenses include continued product management and product development and engineering support costs for test development and technical services.

(o)	Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with the ASC 740, Income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.

(p)	Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. There were no events or changes in circumstances during the year ended December 31, 2014 that required an impairment review.

(q)	Business Combinations

The company applies the provisions of ASC 805, Business Combinations, in the accounting for acquisitions. It requires the Company to recognize separately from goodwill the assets acquired and the liabilities assumed, at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

(r)	Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not subject to amortization, rather it is tested for impairment annually, and more frequently if events or changes in circumstances indicate that it is more likely than not that it is impaired, in accordance with ASU 2012-02. The Company performs a goodwill impairment test annually during the fourth quarter of the fiscal year and more frequently if an event or circumstance indicates that an impairment may have occurred. In the event that the Company determines that the carrying value of goodwill is greater than fair value, the Company will record an impairment charge for the amount of the difference during the quarter in which the determination is made. The Company has determined that it is a single reporting unit. The impairment test is performed by assessing qualitative factors to determine whether it is necessary to perform the two-step goodwill impairment test. The Company considers events and circumstances, including but not limited to, macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, changes in management or key personnel, changes in strategy, changes in customers, or a change in the composition or carrying amount of the reporting unit’s net assets. If, after assessing the totality of events or circumstances, the Company determines that it is more likely than not that the fair value of the reporting unit is greater than its carrying amount, then the two-step goodwill impairment test is not performed. If the two-step goodwill test is performed, then the impairment test is performed by determining the fair value of the reporting unit based on the fair value of the Company’s common and preferred stock. If the Company’s carrying value of the reporting unit is greater than its fair value, then the fair value is allocated to all of the Company’s assets and liabilities (including any unrecognized intangible assets) as if the fair value was the purchase price to acquire the Company. The excess of the fair value over the amounts assigned to the Company’s assets and liabilities is the implied fair value of the goodwill. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The Company did not record any charges related to goodwill impairment during the year ended December 31, 2014.

Intangible assets that are not considered to have an indefinite useful life are amortized over their useful lives, which generally range from seven to ten years. For definite lived intangible assets, the Company regularly evaluates whether events or changes in circumstances have occurred that indicate that the carrying amount of these assets may not be recoverable. When factors indicate these long-lived intangible assets should be evaluated for impairment, the Company evaluates their estimated remaining useful lives and whether events or changes in circumstances warrant a revision to the remaining periods of amortization. There were no events or changes in circumstances during the year ended December 31, 2014 that required an impairment review.

(s)	Stock-Based Compensation Expense

The Company estimates grant-date fair value using the Black-Scholes-Merton option-pricing model. The model requires management to make a number of assumptions including the fair value of common stock, expected volatility, expected term, risk-free interest rate, and expected dividends. The Company evaluates the assumptions used to value its share-based awards on each grant date. The Company amortizes the grant-date fair value of all share-based compensation awards, less estimated forfeitures, over the employee’s requisite service period for the entire award on a straight-line basis. Generally, the awards vest over time (four years).

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

Stock-based compensation expense related to stock options granted to nonemployees is recognized as the stock options vest and is measured using the fair value of the stock options as the Company believes this to be more readily measurable than the fair value of the services rendered.

(t)	Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The FASB issued ASU 2014-09 to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. This guidance will be applied prospectively and is effective for annual periods beginning after December 15, 2018. The Company is currently evaluating the impact that the implementation of this standard will have on its financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related note disclosures. The new standard is effective for fiscal years beginning after December 15, 2016. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

(3)	Investment in Variable Interest Equity

In 2008, the Company signed a joint venture agreement with a third party (JV Partner) in Sri Lanka to establish a joint venture company (JV Company) in Sri Lanka through which they would engage in the marketing, implementation, support, sale and development of the Company’s platform within the regions of Sri Lanka, India, Pakistan, Bangladesh, Turkey, Egypt and Israel. The parties agreed that the JV Company would have an initial equity of $10,000 of which the Company contributed $5,100 or 51% and the JV Partner contributed $4,900 or 49%. The JV Company was to be formed and named TradeCard Services (Private) Ltd. and would be managed by a Board of Directors consisting of six members with the Company and the JV Partner entitled to nominate three directors each.

In 2009, TradeCard Services Private Ltd. (TradeCard Services) started its commercial operation. TradeCard Services assists the Company by implementing and supporting the Company’s customers in countries listed above. In return, the Company pays TradeCard Services a fee equal to 25% of all revenues derived from the countries stated above for those customers of the Company at the time the agreement was entered into as discussed above. For those customers in the countries listed above who become members of the TradeCard platform after the date of execution of the agreement, the Company pays TradeCard Services a fee equal to 50% of subscription revenue and 25% of transaction fees. In addition, TradeCard Services provides the Company with consulting services for which the Company pays TradeCard Services on a cost plus basis. TradeCard Services has no other source of revenue. The Company concluded that TradeCard Services was a variable interest entity and that the Company was its primary beneficiary. Therefore, the Company consolidated TradeCard Services within its financial statements as of December 31, 2014 . There are no restrictions on the consolidated assets and liabilities of TradeCard Services at December 31, 2014. In addition, there have been no changes in the risks associated with TradeCard Services in 2014.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

As of December 31, 2014, TradeCard Services had net assets amounting to $3,144,019. For the year ended December 31, 2014, TradeCard Services had revenues and net income of $5,004,739 and $1,438,829, respectively.

(4)	Intangible Assets

Intangible assets subject to amortization are comprised of the following at December 31, 2014:

2014
Developed technology	$25,910,000
In-process technology	1,775,000
Customer relationships	39,930,000
Tradename	4,610,000

72,225,000
Less accumulated amortization	14,418,003

$57,806,997

Amortization of the Company’s customer relationships and tradename intangible assets is calculated using the straight-line method over the estimated 10 year useful life. Amortization begins on the date of acquisition. Amortization for developed and in-process technology intangible assets is calculated using the straight-line method over the estimated 7 year useful life. The developed technology amortization begins on the date of acquisition and the in-process technology begins amortization once the associated development efforts are complete. At that time, the in-process technology will be reclassified as a finite-lived asset and will be amortized over its estimated useful life. Amortization expense related to intangible assets was $8,301,432 for the year ended December 31, 2014, and is included in general and administrative expense line in the consolidated statements of operations.

The projected future amortization of intangible assets is as follows:

Year ending December 31:
2015	$8,382,000
2016	8,409,000
2017	8,409,000
2018	8,409,000
2019	8,409,000
Thereafter	15,788,997

$57,806,997

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

(5)	Property and Equipment, Net

Property and equipment, net consisted of the following at December 31, 2014:

2014
Computer hardware	$15,161,709
Computer software	7,654,083
Equipment under capital leases	4,848,815
Furniture and fixtures	1,423,871
Leasehold improvements	1,198,220

30,286,698

Less accumulated depreciation and amortization	(22,836,748)

$7,449,950

Unamortized internally developed computer software costs were $504,297 at December 31, 2014. Amortization expense recorded with respect to computer software costs was $97,813 for 2014 and was included in depreciation and amortization expense.

Total depreciation and amortization expense was $4,211,925 in 2014. Depreciation and amortization expense includes amortization expense for assets recorded under capital leases.

Equipment under capital leases consists mainly of computer hardware and other related equipment. Accumulated amortization for equipment under capital leases was $1,556,703 at December 31, 2014.

Future minimum annual lease payments under capital leases as of December 31, 2014 are as follows:

Year ending December 31:
2015	$1,582,544
2016	1,351,609
2017	464,485
2018	—
2019	—
Thereafter	—

Total minimum payments	3,398,638
Less amount representing interest	(385,332)

Present value of minimum lease payments	3,013,306
Less current portion	1,405,671

Capital lease obligations, net of current portion	$1,607,635

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

(6)	Commitments and Contingencies

(a)	Operating Lease Obligations

The Company leases its current office and certain equipment under various noncancelable operating leases with various expiration dates through 2023. Such leases include fixed or minimum payments plus, in some cases, free rent periods and scheduled base rent increases over the term of the lease. Rent expense was $5,499,140 in 2014. The Company recognizes rent expense on a straight-line basis over the lease term. Certain leases provide for monthly payments of real estate taxes, insurance, and other operating expenses applicable to the property. Certain of the leasing agreements have various renewal options.

Future minimum annual lease payments under operating leases as of December 31, 2014 are as follows:

Year ending December 31:
2015	$6,795,435
2016	5,235,513
2017	1,433,078
2018	1,240,041
2019	1,254,950
Thereafter	4,810,642

$20,769,659

The Company currently subleases certain office space under various noncancelable operating lease agreements entered into in 2014. These subleases have various expiration dates through 2017. Such subleases include fixed or minimum payments over the lease term and scheduled base rent increases over the sublease term. Sublease rent received was $313,688 in 2014. Future sublease rent receivable under these sublease agreements are $612,920, $589,413 and $113,497 for the years ending December 31, 2015, 2016 and 2017, respectively.

(b)	Contingencies

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business, including proceedings, individually and in the aggregate, would not have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flow.

On May 2, 2011, GTNX, Inc. (the Company and formerly named GT Nexus, Inc.) filed a complaint in the Northern District of California for a declaratory judgment of patent noninfringement and invalidity against INTTRA, Inc. (INTTRA) (the Complaint). The Complaint seeks a declaration of noninfringement by the Company and invalidity of U.S. Patent Nos. 7,752,142 (the ‘142 patent), 7,756,794 (the ‘794 patent), 7,761,387 (the ‘387 patent), and 7,827,119 (the ‘119 patent) (collectively, the patents-at-issue), which INTTRA claims to own. The case is captioned GT Nexus, Inc. v. Inttra, Inc., Case No. 4:11-cv-02145-SBA. On September 9, 2011, INTTRA answered and counterclaimed for infringement against the Company and certain of its carriers and customers, including Crowley Maritime Corporate, Crowley Liner Services, Independent Container Line, Ltd., Seaboard Marine Ltd., Inc., Sea Star Line, LLC, Turkon Lines America, Inc., and Bacardi-Martini Production. Crowley Maritime Corporate, Crowley Liner Services, Independent Container Line, Ltd., Seaboard Marine Ltd., Inc., and Sea Star Line, LLC, filed answers to INTTRA’s counterclaims on November 8, 2011, and Turkon Lines America, Inc. filed an answer on November 22, 2011. Bacardi-Martini Production filed a motion to dismiss for lack of personal jurisdiction on January 30, 2012.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

The Company filed ex parte reexaminations on all of the patents-at-issue on February 1, 2012. Pursuant to an agreement among the parties, the Court stayed the action pending reexamination of the patents-at-issue in the U.S. Patent and Trademark Office (Patent Office), and the case has been administratively closed. An Ex Parte Reexamination Certificate issued for the last of the patents on November 26, 2013. As a result of the ex parte reexaminations, claims were amended for the ‘119, ‘142, and ‘387 patents. On January 21, 2014, INTTRA filed a request to lift the stay and reopen this action due to the conclusion of the reexamination proceedings. On February 18, 2014, the Company filed petitions for Covered Business Method (CBM) Patent Review on the patents-at-issue in the Patent Office and opposed INTTRA’s request to lift the stay. On July 9, 2014, the district court issued an order denying INTTRA’s motion to lift the stay. On August 12, 2014, the Patent Trial and Appeal Board (PTAB) instituted CBM Review for each of the patents-at-issue. The PTAB found that every claim of the patents-at-issue was more likely than not unpatentable on multiple grounds. On October 17, 2014, INTTRA filed a motion to dismiss the CBM Review proceedings on procedural grounds. The PTAB granted the motion to dismiss on December 10, 2014, and terminated the CBM Review proceedings. The Company appealed the termination decision to the Federal Circuit on January 9, 2015. INTTRA filed a motion to dismiss the appeal on March 12, 2015, and the Company filed its opposition on April 2, 2015.

On January 27, 2015, INTTRA filed a motion to lift the stay and reopen the action at the district court, which was granted on March 25, 2015. On April 10, 2015, GT Nexus filed a dispositive motion that the patents-at-issue are invalid, and a motion to stay discovery pending resolution of the dispositive motion. Briefing is complete on both the dispositive motion and the motion to stay discovery. An initial case management conference was held on May 6, 2015. No schedule has been entered in this case. The Company believes the patents-at-issue are invalid and the Company does not infringe any valid claim of the patents-at-issue. The Company intends to vigorously defend against this litigation and, regardless of result, does not expect a material impact on the Company’s financial position, results of operations or cash flow. The Company’s position is that the loss contingency is not probable nor estimable at this time, therefore, no amount of loss has been accrued in the consolidated financial statements as of December 31, 2014.

(7)	Income Taxes

The components of loss before benefit for income taxes are as follows:

Year ended December 31,
2014
United States	$(11,235,106)
International	429,219

Total	$(10,805,887)

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

Income tax provision (benefit) consists of the following:

Year ended December 31,
2014
Current:
Federal	$(1,420,072)
State	280,586
International	83,981

(1,055,505)

Deferred:
International	(410,544)

(410,544)

Total benefit for income taxes	$(1,466,049)

The components of deferred tax assets and liabilities are as follows:

December 31,
2014
Deferred tax assets:
Net operating loss carryovers	$47,999,020
Credits	3,398,179
Stock based compensation	3,121,823
Accruals and reserves	2,612,295
Deferred revenue	7,890,398
Property and equipment	1,588,379
Other	371,629

Gross deferred tax assets	66,981,723

Deferred tax liabilities:
Intangible assets	(22,782,621)

Net deferred tax assets before valuation allowance	44,199,102

Valuation allowance	(43,788,557)

Net deferred tax assets	$410,545

The Company has provided a full valuation allowance against its United States deferred tax assets, the majority of which relates to net operating loss carryforwards, since it is more likely than not that these future benefits will not be realized.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

As of December 31, 2014, the Company had federal and state net operating loss carryforwards of approximately $124.0 million and $126.1 million, respectively. These net operating loss carryforwards will expire in varying amounts beginning 2020. At December 31, 2014, the foreign net operating loss carryforwards for income tax purposes were approximately $2.0 million. As of December 31, 2014, the Company had federal and California research and development credit carryforwards of $2.3 million and $2.3 million, respectively. The federal research and development credits will start expiring in 2022. The California research and development credit may be carried forward indefinitely. The federal and state net operating losses and research and development tax credit carry forwards are subject to annual limitations under certain provisions of the Internal Revenue Code related to “change in ownership.” The Company has not performed a study to determine if a change in ownership has occurred.

A reconciliation of the beginning and ending amount of the unrecognized income tax benefit is as follows:

Year ended December 31,
2014
Beginning balance	$2,848,989
Increases due to tax positions taken during the current period	59,285

Ending balance	$2,908,274

If recognized, $2.6 million of the unrecognized tax benefits (net of the federal benefit) as of December 31, 2014 would be recorded as a reduction of future income tax expense before consideration of changes in the valuation allowance. The entire amount is presented as a reduction to deferred tax assets (net of federal benefit). The Company estimates that there will be no material change in its uncertain tax positions in the next 12 months.

Estimated interest and penalties related to the underpayment of income taxes are classified as a component of the provision for income taxes in the consolidated statements of operations and comprehensive loss. There were no accrued interest and penalties included in the Company’s liability related to unrecognized tax benefits of December 31, 2014.

The Company conducts business globally and, as a result, files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as the United States, California, New York, Germany, Hong Kong, China, Sri Lanka and India. TradeCard, Inc. is currently undergoing an audit of its 2012 federal tax return that has not yet been settled. The federal statute of limitations remains open for years 2010 through 2014. The California statute of limitations remains open for years 2009 through 2014.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

The Company provides for U.S. income taxes on the earnings of foreign subsidiaries unless they are considered permanently reinvested outside of the United States. As of December 31, 2014, there is a minimal cumulative amount of earnings upon which U.S. income taxes have not been provided.

(8)	Accrued Expenses and Other Liabilities

Accrued expenses consisted of the following:

December 31,
2014
Accrued bonuses	$1,915,760
Accrued commissions	2,298,846
Accrued vacation	2,333,380
Payroll-related expenses	2,318,569
Deferred rent	251,760
Sales tax	2,843,508
Other	3,703,182

$15,665,005

(9)	Long-Term Debt

On September 11, 2014, the Company entered into a $5 million term loan with a banking institution. Borrowings on the loan bear interest equal to 1.25% above the prime rate. The loan is payable in 48 monthly installments plus accrued interest beginning October 1, 2015. The Company drew $5,000,000 of the available amount on September 11, 2014.

On September 11, 2014, the Company entered into agreement with a banking institution to obtain a $10,000,000 Revolving Line of Credit with maturity of September 11, 2017. Borrowings on the Revolving Line of Credit bear interest equal to 1.25% above the prime rate. The unused line of credit commitment fees equal 0.25% per annum times the average daily amount by which the revolving loan exceeds the facility loan amount outstanding. As of December 31, 2014, there were no amounts drawn on the Revolving Line of Credit.

Each of the above loan agreements includes certain financial and nonfinancial restrictive covenants, and failure to perform any of the covenants may constitute an event of default. As of December 31, 2014, the Company was in compliance with the covenants.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

Future scheduled principal payments on long-term debt as of December 31, 2014, including amounts due within one year and classified as current, are as follows:

Year ending December 31:
2015	$312,500
2016	1,250,000
2017	1,250,000
2018	1,250,000
2019	937,500

$5,000,000

(10)	Stockholders’ Equity

(a)	Common Stock

The Corporation is authorized to issue up to 150,000,000 shares of Common Stock.

Holders of Common Stock are entitled to one vote per share, and to receive dividends, and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares.

(b)	Preferred Stock

The Corporation is authorized to issue up to 50,000,000 shares of preferred stock, of which 23,125,000 shares have been designated Series A Convertible Preferred Stock (Series A Preferred Stock).

The rights, preferences, and privileges of the Company’s preferred stock are as follows:

Dividends

The holders of shares of Series A Preferred Stock are entitled to receive, when and if declared by the board of directors, prior to and in preference to any declaration or payment of any on the Common Stock, cumulative dividends at the rate of eight percent (8%) per annum of the Series A Original Issue Price of $3.89 per share, compounding quarterly, for each share of Series A Preferred Stock held.

Liquidation

The holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of assets of this Corporation to the holders of Common Stock an amount per share equal to or greater of the per share amount of $3.89 and all accrued and unpaid dividends on those shares, or the amount per share, which a holder of Series A Preferred Stock would receive if all the outstanding Convertible Preferred were converted to Common Stock.

Conversion

Each share of Series A Preferred Stock is convertible, at the option of the holder, into shares of common stock at conversion rates determined by dividing the applicable issue price (as adjusted for stock splits, stock dividends, combinations and similar events) by the applicable conversion price in effect at the time of conversion. The conversion ratio is one to one as of December 31, 2014. Each share of preferred stock automatically converts into shares of common stock, based on the then effective conversion rate, upon the vote of a majority of the outstanding shares of that class or immediately upon the closing of a qualified public offering.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

Voting Rights

The holders of shares of preferred stock have the right to one vote for each share of common stock issuable upon conversion of such shares.

(c)	Warrants

The grant-date fair value of warrants was estimated using the Black-Scholes valuation model. The Company has classified the unexercised warrants as equity in the consolidated balance sheets and the associated expense has been amortized over the applicable term. The Company had the following warrants to purchase shares of common stock outstanding at December 31, 2014:

•	A number of warrants to purchase 29,041 shares of GTNX common stock were issued to a consultant in years 2005–2006. These warrants had a four-year vesting period, dependent on the consultant’s employment by GTNX, and a ten-year life. Vested warrants converted at the time of GTNX Acquisition into a GT Nexus, Inc. warrant to purchase 26,746 common shares at $0.40/per share. These warrants will expire in years 2015 through 2016.

•	A bank provided a line of credit for TradeCard, Inc. in December 2006. Included in the consideration was a warrant to purchase 200 shares of TradeCard, Inc. Series A-1 Preferred, at $1,000/share. The warrant was converted at the time of GTNX Acquisition into a GT Nexus Inc. warrant to purchase 69,069 common shares at $2.90. This warrant remains outstanding as of December 31, 2014 and is currently subject to a 90-day notice period for expiration, which hasn’t been given as of December 31, 2014.

(d)	Notes Receivable for Issuance of Equity

In 2014, the Company entered into full recourse note receivable agreements with two executive employees to cover the exercise price of their employee stock options exercised. The notes bear interest at an annual rate of 1.8% compounded semi-annually. The note balance plus accrued interest are due the earliest of seven years from the note agreement, within 120 days of the termination of employment with the Company, whether voluntary or involuntary, change in control of the Company or the day prior to an initial public offering of the Company. The notes receivable principal balance was $1,144,772 at December 31, 2014. Interest accrued on the notes receivable was $8,255 at December 31, 2014 and was included in other assets.

(11)	Stock Compensation Plan

In 2013, the Company adopted the 2013 Stock Incentive Plan (the 2013 Plan). The plan was established with an initial reserve of 7.5 million shares, and canceled the reserve of all prior plans. The 2013 Plan permits the grant of Incentive Stock Options to employees only and Nonqualified Stock Options, restricted stock, and other board-approved stock-based awards to all service providers. Options generally vest over 4 years, and expire 10 years from the date of grant.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model. The weighted average assumption for 2014 grants are provided in the following table. The Company determined the expected term assumption based on the safe harbor rules as prescribed by the “simplified” method for estimating expected term outlined under ASC 718, Compensation – Stock Compensation. The Company has not issued and does not anticipate issuing dividends to stockholders and accordingly used a zero percent dividend yield assumption for all Black-Scholes stock option-pricing calculations. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.

Year ended December 31,
2014
Risk free rate	1.8%
Dividend yield	—
Expected term (in years)	5.80
Expected volatility	50.8%

Stock option activity during the period indicated is as follows:

	Options outstanding (as converted)
	Shares available for grant	Number of shares	Weighted average exercise price	Weighted average contractual term (years)	Aggregate intrinsic value
Balance at December 31, 2013	2,206,215	16,720,595	$2.2811	5.88	$20,591,835
Additional shares reserved	5,000,000
Options granted	(5,972,723)	5,972,723	4.7246
Options exercised		(890,614)	2.3248
Options forfeited and expired	335,328	(815,632)	2.7828

Balance at December 31, 2014	1,568,820	20,987,072	$2.9491	6.02	$22,250,803

Options vested and expected to vest at December 31, 2014		20,553,333	$2.9263	5.96	$22,234,401

Options vested at December 31, 2014		11,650,899	1.8235	3.72	21,691,128

The weighted average grant-date fair value of options granted during the year 2014 was $1.3779. The total intrinsic value of options exercised during the year ended December 31, 2014 was $982,885. In 2014, the Company allowed certain individuals to elect to have shares withheld upon exercise in order to cover the exercise price and tax costs.

GT NEXUS, INC.

Notes to Consolidated Financial Statements

December 31, 2014

Employee stock-based compensation recognized was as follows:

Year ended December 31,
2014
Cost of revenue	$397,262
Research and development	891,932
Selling and marketing	1,270,055
General and administrative	2,160,484

$4,719,733

At December 31, 2014, there was approximately $9,123,622 of total unrecognized compensation cost related to unvested stock options granted. That cost is expected to be recognized over a weighted average period of 2.64 years. The total fair value of shares vested during the years ended December 31, 2014 was $3,910,479.

In 2014, the Company granted 2,679,947 performance-based stock options to the CEO with vesting dependent on the attainment of an IPO or change of control. The total fair value of the award is $3,322,220, of which all of the expense will be recognized on the date of such attainment.

During the fiscal year ended December 31, 2014, the Company extended the term of twenty-eight stock option grants by approximately fourteen months to December 31, 2015. The modification affected five employees. The incremental compensation cost resulting from this modification was $33,119 for the year ended December 31, 2014.

(12)	Related Party Transactions

The Company procured services from a company owned by an investor of the Company. The total amount of the services was $69,844 during the year ended December 31, 2014. The Company had no outstanding balance owed to the investor as of December 31, 2014.

One of the Company’s customers is also an investor in the Company. Total revenue with this customer was $936,906 during the year ended December 31, 2014. The accounts receivable balance with this customer was $238,229 at December 31, 2014.

(13)	Benefit Plan

The Company maintains a defined contribution plan covering all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. The Company’s 401(k) plan provides for eligible employees to make contributions of 1% to 15% of eligible compensation. The Company has elected not to make discretionary matching contributions, but may do so in the future.

(14)	Subsequent Events

The Company has evaluated the subsequent events from the balance sheet date through June 25, 2015, the date at which the financial statements were available to be issued, and determined there are no other items to disclose.